UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 8, 2024

Transcat, Inc.
(Exact name of registrant as specified in its charter)
Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(585) 352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 8, 2024 (the “Effective Date”), Michael West was appointed as the Chief Operating Officer of Transcat, Inc. (the “Company”). Prior to his appointment as Chief Operating Officer, Mr. West, age 53, served as the Company’s Senior Vice President of Business Operations since April 2023 and Vice President of Distribution and Marketing from November 2014 to April 2023. From 1995 to 2014, Mr. West was a principal owner of QuestCom Inc., a marketing and advertising company, and served as a marketing consultant to various direct mail, web and catalog clients. Mr. West worked with the Company’s marketing team, as one of his clients, for 13 years before joining the Company.

As Chief Operating Officer, Mr. West’s annual base salary will be $350,000 and his target performance-based cash incentive award will be 40% of his base salary. Payment of Mr. West’s performance-based cash incentive award will be based on the successful achievement of pre-established corporate and individual performance goals. Mr. West is also eligible for a target long-term equity incentive award opportunity of 65% of his base salary. Mr. West is subject to the Company’s stock ownership objectives for executive officers and is eligible to participate in and/or receive benefits under the Company’s standard benefit programs. In connection with his appointment, Mr. West received a restricted stock unit award under the Company’s 2021 Stock Incentive Plan for 2,000 shares of the Company’s common stock that will vest on the third anniversary of the grant date.

There is no arrangement or understanding between Mr. West and any other person with respect to his appointment, and there are no family relationships between Mr. West and any director or executive officer of the Company. Neither Mr. West nor any of his immediate family members have been a party to any transaction with the Company, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Also as of the Effective Date, Mark Doheny was terminated as Chief Operating Officer of the Company. From the Effective Date until six months thereafter, Mr. Doheny will serve as a consultant to the Company pursuant to a consulting agreement between Mr. Doheny and the Company (the “Consulting Agreement”), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. Under the Consulting Agreement, Mr. Doheny will receive a consulting fee of $156,000, payable in equal monthly installments during his service as a consultant. As of the Effective Date, the Company entered into a separation agreement with Mr. Doheny (the “Separation Agreement”) that clarifies the payout of cash incentive awards and equity-based incentive awards for the fiscal year ended March 30, 2024 and the vesting terms of outstanding awards. Under the Separation Agreement, Mr. Doheny provided a general release of claims in favor of the Company and its affiliates, subject to customary exceptions. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 9, 2024, the Company issued a press release announcing these executive leadership changes. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1+	Consulting Agreement, between Transcat, Inc. and Mark Doheny, dated as of April 8, 2024
10.2+^	Separation Agreement, between Transcat, Inc. and Mark Doheny, dated as of April 5, 2024
99.1	Transcat, Inc. Press Release dated April 9, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
+	Management contract or compensatory plan or arrangement.
^	Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: April 9, 2024	By:	/s/ James M. Jenkins
James M. Jenkins
Chief Legal and Corporate Development Officer